EXHIBIT 8

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
by and among
MERRICK MEDIA, LLC,

MERRICK VENTURE MANAGEMENT, LLC,

MICHAEL W. FERRO, JR.,

ALDEN GLOBAL OPPORTUNITIES MASTER FUND, L.P.
and
ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P.

Dated as of
November 15, 2019

TABLE OF CONTENTS

Page

1. Definitions	1
2. Purchase and Sale of Stock	3
2.1 Sale of Shares	3
2.2 Payment of Purchase Price	4
2.3 Closing	4
2.4 Closing Deliveries	4
3. Representations and Warranties of the Seller Parties	4
3.1 Ownership	4
3.2 Organization, Good Standing and Qualification	4
3.3 Authorization; Enforceable Agreement	5
3.4 Restrictions under Company SPA; No Affiliate Transactions	5
3.5 Litigation	5
3.6 Valid Sale of Shares; Title	5
3.7 Non-Contravention	5
3.8 Brokers	6
4. Representations and Warranties of the Buyer Parties	6
4.1 Private Transaction	6
4.2 Organization	7
4.3 Power and Authority	7
4.4 Authorization; Enforceability of this Agreement	7
4.5 No Default or Violation	7
4.6 Legal Proceedings; Orders	8
4.7 Consents and Approvals	8
4.8 Broker’s or Finder’s Fee	8
4.9 Independent Investigation; Company Information	8
4.10 No Other Representations	9
4.11 Indemnification by Buyer Parties	9
5. Standstill Agreement; Related Party Agreements	9
6. Publicity	9
7. Efforts and Cooperation	9
8. Miscellaneous	10
8.1 Indemnification	10
8.2 Governing Law	10
8.3 Submission to Jurisdiction; Venue; Waiver of Trial by Jury	10
8.4 Enforcement of Agreement	10

i

TABLE OF CONTENTS
(continued)
Page

8.5 Successors and Assigns	11
8.6 No Third Party Beneficiaries	11
8.7 Entire Agreement	11
8.8 Delays or Omissions	11
8.9 Expenses	11
8.10 Amendments and Waivers	11
8.11 Counterparts	11
8.12 Severability	11
8.13 Titles and Subtitles	12
8.14 Joint and Several Liability	12
8.15 Non-Parties Not Liable	12
8.16 Rules of Construction	12

-ii-

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2019, by and among MERRICK MEDIA, LLC, a Delaware limited liability company (“Media Seller”), MERRICK VENTURE MANAGEMENT, LLC, an Illinois limited liability company (“Venture Seller”), MICHAEL W. FERRO, JR. (“MWF”, together with Media Seller and Venture Seller, individually each is a “Seller Party”, and collectively, they are the “Seller Parties”), ALDEN GLOBAL OPPORTUNITIES MASTER FUND, L.P., a Cayman Islands limited partnership (“AGOMF), and ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P., a Cayman Islands limited partnership (“AGVRMF”, together with AGOMF, individually each is a “Buyer”, and collectively they are the “Buyer Parties”).  Each of the Seller Parties and the Buyer Parties are sometimes referred to herein, individually, as a “Party”, and collectively, as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Seller Parties desire to sell to the Buyer Parties, and the Buyer Parties desire to purchase from the Seller Parties, all shares of capital stock and other equity securities of Tribune Publishing Company, a Delaware corporation (the “Company”), which the Seller Parties and their respective Affiliates own of record or beneficially (the “Shares”), on the terms and conditions contained herein;
WHEREAS, in connection with such sale and purchase, the Seller Parties, on the one hand, and the Buyer Parties on the other hand, are willing to make certain representations and warranties and agree to observe certain covenants set forth herein for the benefit of the other Parties, as applicable, and the other applicable Parties will rely on such representations, warranties and covenants as a material inducement to entering in to such sale and purchase;
NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the Parties agree as follows:
1.           Definitions.
The following terms shall have the respective meanings for all purposes of this Agreement:
“Affiliate” shall mean (a) with respect to any Person, any Person controlling, controlled by or under common control with such Person; and (b) with respect to an individual, it also includes any immediate family member of such individual, whether by blood or marriage (including spouses, children, parents and siblings).  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.
“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $.01 per share.
“Company SPA” means the Securities Purchase Agreement, dated as of February 3, 2016, among the Company, Media Seller and MWF, as amended, modified and supplemented through this date, by an Amendment No. 1 and the Consulting Agreement.
“Consulting Agreement” means the Consulting Agreement, dated as of December 20, 2017, among the Company, an Affiliate thereof, MWF, Media Seller, and Merrick Ventures LLC, as amended, modified and supplemented through this date.
“Contract” shall mean any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and revisions thereunder.
“Governmental Authority” or “Governmental Entity” shall mean any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” shall mean, as to any Person, without duplication:  (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services; (b) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; (c) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) all capital lease obligations of such Person; (e) all indebtedness, liabilities, and obligations secured by any Lien on any property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (f) any obligation under or in respect of hedging agreements and (g) all contingent obligations and synthetic indebtedness of such Person.
 “Knowledge of Seller Parties” or “Seller Parties’ Knowledge” and language having similar effect, shall mean the actual knowledge after due inquiry of MWF and Skip Landon.
“Knowledge of Buyer Parties” or “Buyer Parties’ Knowledge” and language having similar effect, means the actual knowledge after due inquiry of Michael Monticciolo.
“Law” shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.
“Liability” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, claim, guaranty, commitment or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown or determined or determinable.

“Lien” shall mean any mortgage, pledge, option, right of first offer or refusal, voting right, proxy, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, any constitutional, certificate of incorporation or by-law provision, statute or Contract, or otherwise, and shall include, without limitation, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.
“Per Share Price” shall have the meaning set forth in Section 2.1.
“Person” shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Proceeding” shall mean any action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.
“Purchase Price” shall have the meaning given to it in Section 2.1.
“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, consultants, accountants, advisors, bankers and other representatives of such Person.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.1.
“Seller Restricted Parties” shall have the meaning given to it in Section 5
“Standstill Period” shall have the meaning given to it in Section 5.
“Taxes” shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.
“Transaction” means the sale of Shares by the Seller Parties to the Buyer Parties pursuant to this Agreement and the transactions contemplated by this Agreement.
“Transfer Agent” shall mean Computershare Shareholder Services, the Company’s transfer agent.

2.          Purchase and Sale of Stock.
2.1 Sale of Shares.  Subject to the terms and conditions of this Agreement, the Buyer Parties agree to purchase on the date hereof, and the Seller Parties agree to sell to the Buyer Parties on the date hereof, all of the Shares, for a per Share price equal to $13.00 (the “Per Share Price”).  The Per Share Purchase Price multiplied by the number of Shares being purchased is referred to as the “Purchase Price.”  The number of Shares that each Buyer will purchase from each Seller is as specified in Schedule 2.1.
2.2 Payment of Purchase Price.  Subject to the terms and conditions of this Agreement, the Buyer Parties shall pay or cause to be paid the Purchase Price for the Shares as of date hereof by wire transfer of immediately available funds to be deposited in the Seller Parties’ account in accordance with wire instructions as provided in Exhibit A to this Agreement.
2.3 Closing.  The closing of the Transaction shall be effected by facsimile or other electronic exchange of documentation, and shall take place at 1:00 p.m. at the offices of Vedder Price, P.C., 222 North LaSalle Street, Suite 2600, Chicago, Illinois 60601 on the date hereof.
2.4 Closing Deliveries.  On the date hereof:
(a) the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties:
(i)     evidence from the Transfer Agent of the transfer of the Shares to the name of the Buyer Parties or their designees by book entry on the stock ledger of the Company.
(b) The Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties:
(i)     the Purchase Price for the Shares as of date hereof by wire transfer of immediately available funds to be deposited in the Seller Parties’ account in accordance with wire instructions as provided in Exhibit A to this Agreement.
3.           Representations and Warranties of the Seller Parties.  Seller Parties, on a joint and several basis, hereby represent and warrant to the Buyer Parties as of the date hereof as follows:
3.1 Ownership.  As of the date hereof, the Seller Parties own a total of 9,071,529 Shares, all of which are not subject to any Lien or other encumbrance.  The Shares are unrestricted, fully vested and owned by the Seller Parties in the amounts set forth on Schedule 2.1.  No Affiliates of any of the Seller Parties (except the Seller Parties set forth on Schedule 2.1) own or have rights to any Common Stock or other Company securities.
3.2 Organization, Good Standing and Qualification.  Each of Media Seller and Venture Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation, and has all limited liability company power and authority to own its properties and conduct its business as presently conducted.  True and accurate copies of Media Seller’s and Venture Seller’s certificate of formation and operating agreement, as amended and in effect, have been provided by Seller Parties to the Buyer Parties.

3.3       Authorization; Enforceable Agreement.  The Seller Parties have full right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  All limited liability company and individual action on the part of the Seller Parties necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Seller Parties hereunder, and the authorization, sale, and delivery of the Shares being sold hereunder has been taken, and this Agreement, when executed and delivered by the Seller Parties, assuming due authorization, execution and delivery by the Buyer Parties, as applicable, constitutes and will constitute valid and legally binding obligations of the Seller Parties, enforceable in accordance with its terms, subject to: (i) Laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) limitations on the enforceability of the indemnification provisions contained herein (the “Enforceability Exceptions”).
3.4        Restrictions under Company SPA; No Affiliate Transactions.
(a) The sale of the Shares is not subject to any preemptive rights or rights of first offer or refusal or voting or other obligations or restrictions under any Contract to which any Seller Party is a party or bound, and all agreements contained in Section 9.1, 10.2, 10.3, 10.4(a), and 10.5 of the Company SPA (as such provisions have been amended pursuant to Section 5 and 6 of the Consulting Agreement) have been terminated.
(b) Other than the Consulting Agreement, dated as of December 20, 2017, by and among the Company, Tribune Publishing Company, LLC and Seller Parties, as amended by Amendment No. 1, dated June 17, 2018 (in each case as has been publicly filed with the Commission) and an immaterial commercial contract between an Affiliate of Seller Parties and a subsidiary of the Company, there are no transactions, Contracts or arrangements by or between the Company or any of its subsidiaries, on the one hand, and a Seller Restricted Party, on the other hand.
3.5        Litigation.  There is no action, suit, claim, Proceeding, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Seller Parties’ Knowledge, threatened against the Seller Parties that (a) could reasonably be expected to adversely affect the ability of the Seller Parties to consummate the Transaction, or (b) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the Transaction.
3.6        Governmental Consents.  Assuming that the representations of the Buyer Parties set forth in Section 4.7 are true and correct, no consent, approval, order or authorization of, or registration, qualification, declaration, or filing with, any Governmental Authority is required in connection with the sale of the Shares or the consummation of the Transaction, except for the filings with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transaction contemplated by this Agreement; provided, however, that Seller Parties make no representations or warranties with respect to any required filings with, or approvals of, any Governmental Authority in connection with the HSR Act or other antitrust laws.  Assuming that the representations of the Buyer Parties set forth in Section 4.1 and are true and correct, the sale of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities Laws.
3.7        Valid Sale of Shares; Title.  Upon the transfer of the Shares to the Buyer Parties in accordance with terms of this Agreement, the Buyer Parties will have good and valid title to the Shares, free of restrictions on transfer and Liens, or other encumbrances, other than restrictions under applicable state and federal securities Laws.
3.8        Non-Contravention.  The execution, delivery, and performance of and compliance with this Agreement and the sale of the Shares and the Transaction will not (a) conflict with or violate any provision of any of the Seller Parties’ limited liability company agreements or other governing documents, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Seller Parties) or any applicable judgment, order or decree of any Governmental Authority, or (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation or increase in Liabilities under any material Contract to which any of the Seller Parties is a Party or result in the creation of any material Lien upon any of the properties or assets of any of the Seller Parties, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to any of the Seller Parties, its business or operations, or any of its material assets or properties.
3.9        Brokers.  No agent, broker or Person acting on behalf of the Seller Parties is, or shall be, entitled to any fee, commission, broker’s or finder’s fee in connection with this Agreement or the Transaction.
4.          Representations and Warranties of the Buyer Parties.  Each of the Buyer Parties, on a several and not joint basis, hereby represents and warrants to the Seller Parties that, as of the date hereof:
4.1        Private Transaction.
(a) It is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Shares for its own account.
(b) It understands and agrees that the Shares are being sold in a transaction not involving any public offering within the meaning of the Securities Act.  It is purchasing the Shares to be sold, transferred and assigned to it hereunder for its own account and for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act.  It understands and acknowledges that the Shares being purchased by it have not been and, except as contemplated in this Agreement, will not be registered under the Securities Act and that such Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities Laws of any State of the United States, and that it will notify any subsequent purchaser of Shares from it of the resale restrictions referred to above, as applicable.
     (c) It understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Shares being purchased by it will bear a legend or other restriction substantially to the following effect (it being agreed that if the Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):
“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.”
     (d) It, either alone or together with their Representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  It understands that it must bear the economic risk of this investment in the Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.
4.2 Organization.  It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
4.3 Power and Authority.  It has full right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and has taken all necessary action to authorize the execution, delivery and performance hereof.
4.4 Authorization; Enforceability of this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Buyer Party, and this Agreement has been duly executed and delivered by such Buyer Party and, assuming due authorization, execution and delivery of this Agreement by the Seller Parties, as applicable, this Agreement constitutes a valid and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.
4.5 No Default or Violation.  The execution, delivery, and performance of and compliance with this Agreement will not (a) result in any default or violation of the operating agreement or any other governance documents of or applicable to it, (b) result in any default or violation of any agreement relating to any material Indebtedness of it or under any material mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (c) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the material properties or assets of such Buyer Party pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to it, or any of their material businesses or operations, assets or properties pursuant to any such provision; except, in the case of clauses (b) and (c), for such defaults, violations or conflicts, consents, waivers, Liens, suspensions, revocations, impairments or forfeitures that would not reasonably be expected to have a material adverse effect on the ability of it to consummate the Transaction.
4.6 Legal Proceedings; Orders.  There is no action, suit, claim, Proceeding, inquiry or investigation, before any court, public board, government agency, self-regulatory organization or body, pending or, to the Knowledge of it, threatened against such Buyer Party that (a) could reasonably be expected to adversely affect its ability to consummate the Transaction, or (b) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the Transaction.
4.7 Consents and Approvals.  Assuming that the representations of Seller Parties set forth in Section 3 are true and correct, no consent, approval, order or authorization of, or registration, qualification, declaration, or filing with, any Governmental Authority, including but not limited to premerger notification under the HSR Act, is required in connection with the sale of the Shares or the consummation of the Transaction, except for the filings with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transaction contemplated by this Agreement.
4.8 Broker’s or Finder’s Fee.  No agent, broker or Person acting on behalf of it is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or the Transaction.
4.9 Independent Investigation; Company Information.
     (a) It has made its own inquiry and investigation into, and based thereon, have formed an independent judgment concerning, the Shares, the Company and its subsidiaries and the Transaction, and has been furnished with, or given adequate access to, such information about the Shares, the Company and its subsidiaries as it has requested (including the information publicly filed by the Company with the Commission).  In making its decision to execute and deliver this

Agreement and to consummate the Transaction, it has independently investigated the Company’s and its subsidiaries’ business operations, assets, liabilities, results of operations and financial condition.
     (b) It understands that the Company is a publicly reporting company subject to the reporting requirements of Section 13 of the Exchange Act and its reports, including on form 10-K, 10-Q and 8-K, are available on the website of the Commission.  It acknowledges that the Shares have been offered to it in direct communication between the Buyer Parties and the Seller Parties and not through any advertisement or general solicitation of any kind.  It acknowledges that the Seller Parties may be, and it is proceeding on the assumption that the Seller Parties may be, in possession of material, non-public information concerning the Company (the “Information”) which is not or may not be known to such Buyer Party and that the Seller Parties have not disclosed to it.  Such Buyer Party is voluntarily assuming all risks associated with the purchase of the Shares and expressly warrants and represents (i) the Seller Parties have not made, and such Buyer Party disclaims the existence of or their reliance on, any representation by the Seller Parties or their Affiliates concerning the Company or the Shares (except as set forth in Section 3) and (ii) (except as set forth in Section 3) such Buyer Party is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the purchase of the Shares, and therefore  (except if arising out of a breach by Seller Parties of this Agreement) have no claims against the Seller Parties with respect thereto.  If any such claim may exist, such Buyer Party, recognizing its disclaimer of reliance and the Seller Parties’ reliance on such disclaimer as a condition to entering into this transaction, covenant and agree (except if arising out of a breach by Seller Parties of this Agreement) not to assert it against the Seller Parties or any of their officers, directors, shareholders, partners, representatives, agents, advisors or Affiliates.  Without limiting claims or liability arising out of a breach by Seller Parties of this Agreement, the Seller Parties shall have no liability, and such Buyer Party waives and releases any such claim that it might have against the Seller Parties or their officers, directors, shareholders, partners, representatives, agents, advisors and Affiliates whether under applicable securities law or otherwise, based on the Seller Parties’ knowledge, possession or non-disclosure to such Buyer Party of the Information.
4.10         No Other Representations.  It hereby acknowledges that the Seller Parties make no representation or warranty with respect to the Company, its subsidiaries or the Purchased Shares except as set forth in this Agreement.
5. Standstill Agreement.  For the period starting with the date hereof and ending on the earlier of (i) the third anniversary of the date hereof and (ii) the date on which the Buyer Parties, together with their Affiliates, cease to own, directly or indirectly, beneficially or of record, at least 10% of the issued and outstanding Common Stock of the Company, none of Seller Parties or their Affiliates shall, without the prior written consent of the Buyers, directly or indirectly, acquire beneficial ownership of any shares of Common Stock of the Company.
6. Publicity.  No other written public release or written announcement concerning the purchase of the Shares contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section 5 shall not restrict the ability of a Party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other Parties are provided a reasonable opportunity to review such disclosure in advance.
7.     Efforts and Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall each use their commercially reasonable efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; and (ii) execute and deliver any additional instruments necessary to consummate the Transaction.
8. Miscellaneous.
8.1            Indemnification.
   (a) The Buyer Parties, on a several and not joint basis, shall indemnify Seller Parties, their Affiliates, and  their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all losses incurred or sustained by or imposed upon, or costs incurred by the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of any actual or alleged inaccuracy in or breach of any of the representations or warranties or covenants of the Buyer Parties set forth in Section 4.7 of this Agreement.
   (b) Seller Parties, on a joint and several basis, shall indemnify the Buyer Parties, their affiliates, and  their respective Representatives (collectively, the “Buyer Indemnified Parties”), against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all losses incurred or sustained by or imposed upon, or costs incurred by the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of any actual or alleged inaccuracy in or breach by Seller Parties or Affiliates under their control of any representations or warranties or covenants of Seller Parties contained in this Agreement.
8.2 Governing Law.  This Agreement shall be governed in all respects by the Laws of the State of Illinois without regard to choice of laws or conflict of laws provisions thereof that would require the application of the Laws of any other jurisdiction.
8.3 Submission to Jurisdiction; Venue; Waiver of Trial by Jury.  Each of the Parties irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the State of Delaware, over any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (or, solely to the extent that no such United States Federal court has jurisdiction over such Proceeding, to the exclusive jurisdiction of any state court sitting in Delaware with respect thereto).  Each of the Parties irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum.  EACH PARTY ACKNOWLEDGES AND

AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
8.4 Enforcement of Agreement.
    (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the State of Delaware (or, solely to the extent that no such Federal court has jurisdiction over such Proceeding, in any state court sitting in Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.  Additionally, each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.
8.5 Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties.
8.6 No Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties) any rights, remedies, obligations or Liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, stockholder, director, officer, employee or other beneficial owner of any Party, in its own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

8.7 Entire Agreement.  This Agreement, together with all exhibits and disclosure letters hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings between the Parties with respect thereto, other than the Confidentiality Agreement, by and among the Parties.

8.8    Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default of another Party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.
8.9 Expenses.  The Parties shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.
8.10 Amendments and Waivers.  Any provision of this Agreement may be waived only by a written instrument signed by the Party so waiving such covenant or other provision, and this Agreement may be amended only by a written instrument duly executed by, the Buyer Parties and MWF, on behalf of the Seller Parties.
8.11 Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “.pdf’), each of which may be executed by less than all Parties, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.
8.12 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
8.13 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.14 Joint and Several Liability.
(a) All obligations of the Seller Parties or any of them under this Agreement shall be the joint and several obligations of the Seller Parties.
(b) All obligations of each Buyer Party under this Agreement shall be the several and not joint obligations of such Buyer Party.
8.15 Non-Parties Not Liable.  No Person other than the Parties to this Agreement shall have any Liability to the Parties in connection with the sale of the Shares.
8.16 Rules of Construction.  The following provisions shall be applied where appropriate herein:  (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any party as the principal draftsperson hereof or thereof; (e) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (f) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless another agreement is specified; (g) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (h) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; and (i) the symbol “$” and word “Dollars” shall mean dollars of the United States of America.  Each of the Seller Parties hereby authorize MWF to act on their behalf under or in connection with this Agreement, and Buyer Parties are hereby authorized to rely on such authorization.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
ALDEN GLOBAL OPPORTUNITIES MASTER FUND, L.P. By: Alden Global Capital, LLC, its Investment Advisor By:/s/ Michael Monticciolo Name: Michael Monticciolo Title: Authorized Signatory
ALDEN GLOBAL VALUE RECOVERY MASTER FUND, L.P. By: Alden Global Capital, LLC, its Investment Advisor By:/s/ Michael Monticciolo Name: Michael Monticciolo Title: Authorized Signatory
[Signature Page to Securities Purchase Agreement]

MERRICK VENTURE MANAGEMENT, LLC By:/s/ Michael W. Ferro, Jr. Name: Michael W. Ferro, Jr. Title: Manager
MERRICK MEDIA, LLC By: Merrick Venture Management, LLC By:/s/ Michael W. Ferro, Jr. Name: Michael W. Ferro, Jr. Title: Manager
__/s/ Michael W. Ferro, Jr Michael W. Ferro, Jr.

[Signature Page to Securities Purchase Agreement]

SCHEDULE 2.1

SELLER PARTIES	SHARES TO BE PURCHASED BY AGOMF	SHARES TO BE PURCHASED BY AGVRMF	TOTAL SHARES
Merrick Media, LLC	707,977	4,512,023	5,220,000
Merrick Venture Management, LLC	3,827,788	- 0 -	3,827,788
Michael W. Ferro, Jr.	- 0 -	23,741	23,741
Total	4,535,765	4,535,764	9,071,529

SCHEDULE 2.1

EXHIBIT A

EXHIBIT A